Exhibit 24

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Howard Widra, Fabrizio Bocciardi, Barbara Matas, R. Rudolph Reinfrank, Elliot Stein, Jr., Tanner Powell, Ted McNulty, Gregory W. Hunt, Kristin Hester and Ryan Del Guidice with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of Middle Market Apollo Institutional Private Lending, any statement of beneficial ownership on Form 3, 4, or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS HEREOF I have executed this instrument as of the 15th day of March, 2024.

/s/ Howard Widra	Trustee and Chairperson
Howard Widra
/s/ Fabrizio Bocciardi	Trustee
Fabrizio Bocciardi
/s/ Barbara Matas	Trustee
Barbara Matas
/s/ R. Rudolph Reinfrank	Trustee
R. Rudolph Reinfrank
/s/ Elliot Stein, Jr.	Trustee
Elliot Stein, Jr.
/s/ Tanner Powell	Chief Executive Officer
Tanner Powell
/s/ Ted McNulty	President and Chief Investment Officer
Ted McNulty
/s/ Gregory W. Hunt	Chief Financial Officer and Treasurer
Gregory W. Hunt
/s/ Kristin Hester	Chief Legal Officer, Secretary and Vice President
Kristin Hester
/s/ Ryan Del Giudice	Chief Compliance Officer and Vice President
Ryan Del Giudice